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                                                                    EXHIBIT 11.1



                    MOLECULAR DYNAMICS, INC. AND SUBSIDIARIES

            STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    THREE MONTHS ENDED            NINE MONTHS ENDED
                                                       SEPTEMBER 30,                SEPTEMBER 30,
                                                   1996           1995           1996           1995
                                                   ----           ----           ----           ----
Net income (loss)                                 $ 1,068       $ (1,535)       $ 1,985       $ (1,047)
                                                  -------       --------        -------       --------

Weighted average shares outstanding:
         Common stock                              10,074         10,149         10,100         10,090
         Common stock equivalents - options           555             --            568             --
                                                  -------       --------        -------       --------
                                                   10,629         10,149         10,668         10,090
                                                  -------       --------        -------       --------

Net income (loss) per share                       $  0.10       $  (0.15)       $  0.19       $  (0.10)
                                                  =======       ========        =======       ========
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